Exhibit 3.1

INVASIX LTD.

ARTICLES OF ASSOCIATION

Duly adopted on March 6, 2008

ARTICLES OF ASSOCIATION

of

INVASIX LTD.

INTERPRETATION

1.	In these Articles the following words shall bear the meanings set opposite to them, unless inconsistent with the subject or context:

TERM	MEANING

Affiliate	An Affiliate of a Shareholder is an entity controlling, controlled by or under common control with such Shareholder, and the term “control” means that the controlling party holds 50% or more of the shares or voting rights in the controlled party.

Articles	These Articles of Association as originally adopted or as altered from time to time in accordance with their terms.

As-converted basis	Means as if all the issued shares of the Company, of all classes, and all securities of the Company convertible into or exchangeable for shares of the Company, have been fully converted into Ordinary Shares.

Auditor	An independent certified accountant, appointed in order to undertake auditing functions as set out in the Law and in these Articles.

Board	The Board of Directors of the Company

Company	Invasix Ltd.

Directors	Members of the Board, elected as provided in these Articles.

Dollar	US Dollar or an amount in NIS equal to the value of US Dollar, based on the representative rate of exchange of the NIS to the US Dollar as last published by the Bank of Israel or any other commercial body authorized to do so, prior to the relevant date.

Equity Securities	means any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing, including the Ordinary Shares.

IPO	means an initial public offering of the Company's shares in a public offering pursuant to a registration statement in any locality.

M&A Transaction	means (i) any event of consolidation, merger or reorganization of the Company, in one transaction or series of related transactions, following which holders of the majority of the Company’s Ordinary Shares outstanding immediately prior to such transaction or series of related transactions, hold less than 50% of the issued and outstanding shares of the entity surviving such transaction or series of related transactions or an entity controlling such surviving entity; or (ii) the sale or transfer by the Company of all or substantially all of its assets for cash or other consideration, or licensing (excluding business licenses granted in the ordinary course of business) of all or substantially all of the intellectual property of the Company or sale of all or substantially all of the Company's issued and outstanding share capital, to, any other company, or any other entity or person, other than a wholly-owned subsidiary of the Company.

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Office	The registered office of the Company.

Office Holder	As such term is defined in the Law.

Ordinary Shares	The Company’s Ordinary Shares, NIS 0.01 par value each.

Pari passu	Means that each share participating in a certain right or distribution, shall have the same rights as any other share of the same class, regardless of the amount paid for the share.

Permitted Transferee	As defined in Article 28.9 below.

Person	A physical person or a legal entity.

Pro Rata	Means that a certain quantity or amount is distributed among the members of a certain group according to the ratio of the shares held by each participating member to the total number of shares held by all the members of the relevant group.

Qualified Holder	A Shareholder holding 1% or more of the outstanding share capital of the Company.

Register	The register of the Shareholders.

Shareholder	Any Person or entity that is the owner of at least one share, individually or jointly, in the Company, as registered in the Register.

Shekel or NIS	New Israeli Shekel.

Statutes	The Companies law 1999 (the “Law”) and the Companies Ordinance (New Version) 5743-1983 if and to the extent it applies, and any other law in force from time to time concerning joint stock companies and affecting the Company and the Articles, as amended from time to time.

2.	Writing shall include printing and any other mode or modes of representing or reproducing words in a visible form.

Words importing the singular number shall include the plural number, and vice-versa.

Words importing the masculine gender shall include the feminine and neuter gender, and vice-versa.

Words importing persons shall include corporate bodies.

PURPOSE AND LIMITATIONS

3.	The Company is:

3.1	Incorporated for the purpose of engaging in any lawful act or activity for which companies may be organized under the Law, as shall be designated by the Board from time to time.

3.2	Limited by the following legal restrictions:

3.2.1	The right to transfer shares in the Company is restricted in the manner provided in these Articles.

3.2.2	The number of Shareholders at any time is limited to 50 (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company were while in such employment and have continued after the termination of such employment to be Shareholders); provided, that where two or more persons jointly hold one or more shares in the Company they shall, for the purpose of this paragraph be treated as a single Shareholder.

3.2.3	Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited.

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CAPITAL, SHARES AND RIGHTS

4.	The authorized share capital of the Company is NIS 200,000, divided into 20,000,000 Ordinary Shares, each with a par value of NIS 0.01.

All issued shares of the Company of the same class shall rank equal among them as concerning the rights attached to the shares irrespective of the price per share paid for such shares.

The liability of each Shareholder for the Company's debts is limited to the full payment of the original issue price of the shares allotted to him. Once such price is paid, there is no further liability of the holder and his transferees.

5.	Each issued Ordinary Share shall entitle its holder to the rights as described below:

5.1	One vote in all General Meetings.

5.2	The right to participate, pari passu, in the distribution of cash or stock dividends.

5.3	The right to participate, pari passu, in the distribution of assets available for distribution in the event of liquidation of the Company.

6.	The Company may pay any person commission for signing or underwriting, or consenting to sign or underwrite, the Company's shares, either subject to pre-conditions or not, so long as the rate or amount to be paid as commission shall not surpass the rate or amount set out by the Directors. The commission shall be paid in cash or in the Company's shares fully or partially paid, or part in cash and part in shares.

7.	A Person holding shares of the Company in trust for another (“Trustee”) must inform the Company of that fact no later than the date of allocation/transfer of the shares to the Trustee. The Company shall register that fact in the Register in respect of said shares. The Trustee shall be deemed to be the sole holder of said shares and the Company shall not be bound by or required to recognize any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share other than an absolute right to the entirety thereof in the registered holder.

8.	Every Shareholder shall be entitled without payment to receive, after allotment or registration of the transfer of shares, one or more certificates for the shares registered in his name, specifying the number and denoting numbers of the shares in respect of which it is issued, provided that in the case of joint holders the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all. Every certificate shall be signed by one Director and countersigned by another Director or by the Secretary or some other person nominated by the Directors for that purpose.

9.	If any share certificate be defaced, worn out, destroyed or lost, it may be renewed on such evidence being produced and such indemnity (if any) being given as the Directors shall require and (in case of defacement or wearing out) on delivery up of the old certificate.

CALL ON SHARES

10.	The Directors may, subject to the provisions of these Articles, from time to time, make such calls upon the Shareholders in respect of all moneys unpaid on their shares (if any), provided that at least fourteen (14) days notice is given of each call, and each Shareholder shall be liable to pay the amount of every call so made upon him by the installments (if any) and at the times and places appointed by the Directors.

11.	No Shareholder shall be entitled to receive any dividend or to exercise any privileges as a Shareholder until he shall have paid the full sum of calls duly made on account of the shares issued to him, whether alone or jointly with any other person.

The joint holders of a share shall be jointly and severally liable for the payment of all calls and installments in respect thereof.

12.	If a payment of a call or installment payable in respect of a share is not paid on time, the holder or allottee of the share shall pay linkage differentials to the Consumer Price Index or to the Dollar plus interest on the amount of the call or installment at such rate per annum as the Directors shall fix, from the day appointed for payment thereof to the time of actual payment, but the Directors may waive payment of such interest wholly or in part.

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13.	Any sum which by the terms of allotment of a share is made payable upon allotment or at any fixed date, whether on account of the amount of the share or by way of premium, shall for all purposes of these Articles, be deemed to be a call duly made, and payable on the date fixed for payment, and in case of non-payment the provisions of these Articles as to payment of interest and expenses, forfeiture and the like, and all other relevant provisions of these Articles, shall apply as if such sum were a call duly made and notified as hereby provided.

14.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same, all or any part of the moneys due upon his shares beyond the sums actually called up thereon, and upon the moneys so paid in advance, or so much thereof as exceeds the amount for the time being called upon on the shares in respect of which such advance has been made, the Directors may pay or allow such interest as may be agreed between them and such Shareholder.

FORFEITURE AND LIEN

15.	If any Shareholder fails to pay any call or installment by no later than the day appointed for the payment of the same, the Directors may at any time thereafter during such time as the call or installment remains unpaid serve a notice on such Shareholder requiring him to pay the same together with interest and any expenses incurred by the Company by reason of such non payment.

16.	The notice shall name a day (being not less than 14 days from the date of such notice) and a place on and at which such call or installment and such interest and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which the call was made or installment is payable will be liable to be forfeited.

17.	If the requirements of any such notice as aforesaid are not complied with, any shares in respect of which such notice has been given may at any time thereafter (as long as payment of all calls or installments, interest and expenses, due in respect thereof is not fully made), be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends, cash or other, declared in respect of the forfeited shares, whether actually paid or not paid, or whether granted or not granted, before forfeiture, and any other rights applicable to the forfeited share.

18.	The Directors may sell, re-allot or otherwise dispose of any share so forfeited in such manner as they may think fit, subject to the provisions hereof, whether with or without all or any part of the amount previously paid on the share being credited as paid. Until such re-sale or re-allotment, the forfeited shares shall be deemed to be dormant shares.

19.	The Directors may, at any time before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as they think fit.

20.	A Shareholder whose shares have been forfeited shall, despite the forfeiture, be liable to pay to the Company all calls made and not paid on such shares up to the time of forfeiture with maximum interest thereon till the date of payment in the same manner in all respects as if the shares had not been forfeited and to satisfy all claims and demands which the Company might have enforced in respect of the shares at the time of forfeiture, without any deduction or allowance for the value of the shares at the time of forfeiture. Such Shareholder's liability shall cease upon receipt by the Company in full of the amount due in respect of the shares so forfeited including interest and expenses.

21.	The Company shall have a first and paramount lien upon all of the shares (not being fully paid-up) registered in the name of each Shareholder (whether solely or jointly with others) and upon the proceeds of sale thereof for the moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a lien on all shares (other than fully paid-up shares), registered in the name of a Shareholder for all moneys presently payable by him or his estate to the Company, whether such debts are due solely from him or jointly with others. This lien shall also apply to dividends declared from time to time on these shares. The registration of a transfer of shares by the Company shall operate as a waiver of the Company's lien (if any) upon the shares, but shall be without prejudice to the rights of the Company against the transferor for moneys owed for the transferred shares.

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22.	For the purpose of enforcing such lien the Directors may sell the shares subject thereto in such manner as they think fit, subject to the other provisions herein. However, no sale shall be made until such period as aforesaid shall have arrived and until notice in writing of the intention to sell shall have been served on such Shareholder, his heirs, executors, or administrators and default shall have been made by him or them in payment, fulfillment or discharge of such debts or engagements for 30 days after such notice.

23.	The net proceeds of any sale of forfeited shares or shares sold by way of executing a lien, after payment of the expenses of such sale, shall be applied in or towards satisfaction of the debts or engagements (including interest) of such Shareholder. From the residue (if any), the Shareholder shall be paid the amount he did pay, if at all, and the same to his heirs, executors, administrators or assignees.

24.	Upon any sale after forfeiture or enforcement of a lien in purported exercise of the powers hereinbefore given, the Directors will cause the purchaser's name to be entered in the Shareholders Register in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

An affidavit signed by a Director stating that a share has been duly forfeited on a certain date or a lien has been executed, shall be deemed sufficient and conclusive evidence in respect with any person claiming to have rights to said share.

TRANSFER OF SHARES

25.	Until an IPO, and except for transfers of shares as permitted in Articles 25 through 30 below, and except for encumbrance of shares which receive the prior written consent of the Board, no Shareholder may sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the Equity Securities to any person (a “Transfer”) now or hereafter owned or held by them, except in accordance with the provisions of these Articles.

Notwithstanding the above-stated and unless approved by the Board, no Shareholder will Transfer Equity Securities to a competitor of the Company as determined by the Board.

Any transfer of shares shall be subject to the prior approval of the Board and shall become effective only if the Shareholder has complied with all of the terms of these Articles and further provided that in the event of a Transfer by a Shareholder that is party to a then in effect agreement between shareholders of the Company, such transferee shall become party to such agreement by executing an agreement to accept all the rights and obligation of the transferring shareholder according to the said agreement. The Board shall be deemed to have approved such transfer within 14 days of the date all the pre-conditions to transfer have been complied with, unless the Board objects to the transfer within the said period. Any Transfer of Equity Securities not made in conformance with these Articles shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

BRING ALONG

26.	Bring-Along

26.1	Prior to the consummation of an IPO or M&A Transaction and notwithstanding anything herein to the contrary in the event Shareholders holding more than seventy percent (70%) of the Company’s issued and outstanding share capital, calculated on an as-converted basis (the “Proposing Holders”), accept an offer to sell all of their Equity Securities to a buyer (the “Buyer”) pursuant to a bona fide written offer, and such sale is conditioned upon the sale of all remaining Equity Securities to the Buyer, then at the closing of such offered purchase of all the issued and outstanding shares of the Company: (i) all of the shareholders of the Company will transfer their shares to such Buyer on the same terms and conditions (the “Bring Along Sale”); (ii) all the Shareholders of the Company agree with respect to all Equity Securities of the Company which it/they own(s) or otherwise exercises voting or dispositive authority, as follows:

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(i)	In the event such transaction is to be brought to a vote at a Shareholders meeting, after receiving proper notice of any meeting of shareholders of the Company, to be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii)	to vote (in person, by proxy or by action by written consent, as applicable) all shares of the Company as to which it has beneficial ownership in favor of such Bring Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company or the Proposing Holders to consummate such Bring Along Sale;

(iii)	to execute and deliver all related documentation and take such other action in support of the Bring Along Sale as shall reasonably be requested by the Company; and, neither any of the Shareholders of the Company nor any Affiliates thereof, shall deposit any shares of the Company beneficially owned by such Shareholder or Affiliate in a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares unless such trust, arrangement or agreement are subject to the provisions hereof; and the Company will be authorized to cancel all share certificates, to register the shares in the name of the purchaser in the Company’s share register and to issue the purchaser a share certificate representing all shares sold pursuant to this Article.

26.2	The aforesaid seventy percent (70%) shareholding requirement is hereby determined also for the purposes of Sections 341 of the Law, and the procedure set forth in Section 341 of the Law regarding the method by which shareholders who do not sign all related documentation shall be forced to sell their securities shall apply.

27.	The term “Buyer” may include an existing Shareholder or its Affiliates, in which case the vote of the Proposing Holders shall not include such Shareholder’s holdings in calculating the outstanding share capital and the required 70% majority in Article 26 above shall be calculated from the remaining outstanding share capital excluding the holding of the Buyer.

RIGHT OF FIRST REFUSAL

28.	Right of First Refusal

28.1	If at any time prior to an IPO any shareholder proposes to transfer Equity Securities to one or more buyers, then such shareholder (“Transferor”) shall give the Company written notice of the Transferor’s intention to make the Transfer (“Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the identity of the prospective buyer(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, including payment terms and closing conditions. The Company shall forward such Transfer Notice to each Qualified Holder. Each Qualified Holder undertakes to hold in strict confidence all the above information disclosed to them with respect to the Offered Shares and to use such information only for the purpose of evaluation whether it wishes to purchase any or all of the Offered Shares from the Transferor pursuant to this Article 28.

28.2	Qualified Holders’ Option. Prior to an IPO or an M&A Transaction, the Qualified Holders shall have an option, for a period of fourteen (14) days from receipt of the Transfer Notice, to elect to purchase their respective Pro Rata shares of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. Each Qualified Holder may exercise such purchase option and, thereby, purchase all or any portion of its Pro Rata share of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the fourteen (14) day period as to the number of such shares which it wishes to purchase. The Qualified Holder shall further notify the Transferor of any additional shares that such Qualified Holder wishes to purchase (the “Extra Shares”), in addition to its Pro Rata shares. Such notices shall be irrevocable.

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28.3	Each Qualified Holders’ Pro Rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Equity Securities owned by such Qualified Holder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities held by all Qualified Holders on the date of the Transfer Notice shall be the denominator.

28.4	To the extent that any Offered Shares are not purchased in full by the Qualified Holders (the “Overallotment Shares”), those Qualified Holders who have notified the Transferor of their wish to purchase Extra Shares (the “Electing Holders”) shall purchase such number of Extra Shares which was requested by such Electing Holder (in addition to their Pro Rata share). In the event that the total number of the requested Extra Shares is greater than the total number of the Overallotment Shares, then each of the Electing Holders shall purchase such number of Overallotment Shares as shall equal the number of Overallotment Shares multiplied by a fraction, the numerator of which shall be the number of Extra Shares that such Electing Holder has requested to purchase and the denominator shall be the total number of Extra Shares that were requested by the Electing Shareholders, at the same price and subject to the same material terms and conditions as described in the notice to the Transferor. Provided however that such Electing Holder shall not be obligated to purchase more than the number of Extra Shares included in his notice. The Transferor selling the Offered Shares shall notify the Company and each of the Electing Shareholders within five (5) days of the date of the notice given by the Electing Shareholders of the number of the Extra Shares to be purchased by each of them according to the above calculation, if any.

28.5	Each Qualified Holder shall be entitled to apportion Offered Shares and the Overallotment Shares to be purchased among its Permitted Transferees, as this term is defined below, provided that such Qualified Holder notifies the Transferor of such allocation.

28.6	If a Qualified Holder gives the Transferor notice that it desires to purchase its Pro Rata share of the Offering Shares and, as the case may be, any of the Extra Shares, then payment for its Pro Rata share of the Offered Shares and, as the case may be, its Extra Shares, shall be in the same method as specified in the Transfer Notice, against delivery of the Shares to be purchased at a place agreed upon between the parties according to the payment terms and at the time of the scheduled closing as were intended in the original offer therefore, as set forth in the Transfer Notice.

28.7	If the total number of shares requested to be purchased by the Qualified Holders does not reach the number of Offered Shares, the Company may purchase the remaining shares on the same terms as those offered by the Buyer for a period of 7 days.

28.8	If the number of shares requested to be purchased by the Qualified Holders and the Company together does not reach the number of Offered Shares, the Transferor may sell the remaining un-purchased Offered Shares or all of the Offered Shares, at the Transferee’s sole discretion, to the Buyer; always provided that: (a) the Board resolves that the admittance of the Buyer as a Shareholder is not detrimental to the Company; (b) the terms of the sale to such Buyer/s shall not be more beneficial to the Buyer/s than those offered in the Transfer Notice, and (c) that the sale to the Buyer/s is completed within 90 days after the expiration of the first refusal period.

28.9	Limitations to Rights of Refusal. The right of first refusal as set forth in Article 28 above shall not apply in the following transfers, and such transfers shall not require approval of the Board or the shareholders: (i) any of the Shareholders may sell, transfer or otherwise assign, with or without consideration, Equity Securities to any: (a) spouse or member of the transferring Shareholder’s immediate family; or (b) between a trustee and beneficiary and vice-a-versa; or (c) in the case of any Shareholder which is a limited or general partnership, to any of its partners or affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner; (ii) any of the Shareholders may sell, transfer or otherwise assign, with or without consideration, Equity Securities to any entity controlling, controlled by or under common control with such Shareholder and the term control shall have the same meaning as set out in the securities law; and (iii) Mr. Moshe Mizrahy may sell, transfer or otherwise assign, with or without consideration, Equity Securities to Mr. Gabriel Lavi, Mr. Ben Zion Levi and Mr. Eli Raveh; (each a "Permitted Transferee"), provided that, such Permitted Transferee has agreed in writing to assume the obligations of the transferor under all agreements involving the Company and these Articles including undertakings towards the Office of the Chief Scientist if the transferee is a foreign citizen or entity, restrictions on transferability and more. Additionally, the Right of First Refusal shall not apply in an event of Bring Along as set forth in Article 26 above.

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29.	No transfer of shares shall be registered unless the transferor delivers to the Company a duly signed proper instrument of transfer in a form approved by the Company, and the transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the Register in respect thereof.

Every transfer must be in writing and signed by both the transferor and the transferee.

Such transfer form must be duly stamped (if needed according to law), must be left at the Office, accompanied by the certificate of the Shares to be transferred, and such other evidence (if any) as the Directors may require to prove the title of the intending Transferor.

30.	The Directors may refuse to register transfer of shares that are not fully paid up.

The Directors may refuse transfer to a Person whose holding of shares may, in their reasonable judgment, be detrimental to the Company.

The Directors may suspend transfer of shares during the 14 days period prior to a General Meeting.

The Directors may not register any transfer of shares if the transfer does not comply with the provisions of Articles 26 through 29 above.

TRANSMISSION OF SHARES

31.	In the case of the death, liquidation, bankruptcy, dissolution, winding-up or a similar occurrence regarding a Shareholder, the legal successors of such Shareholder shall be the only persons recognized by the Company as having any title to his shares, but nothing herein contained shall release the estate of the predecessor from any liability in respect of any share held by him.

The legal successors may, upon producing such evidence of title as the Directors shall require, be registered themselves as the holder/s of the share/s, or subject to the provisions as to transfers herein contained, transfer the same to some other person.

32.	A person entitled to shares by transmission as set forth in Article 31 above shall not be entitled with respect of such shares to receive notices of, or to attend or vote at meetings of the Company, or, save as aforesaid, to exercise any of the rights or privileges of a Shareholder, except with respect to accrue dividends or other moneys payable in respect of such shares, unless and until he shall become and be registered as a Shareholder with respect of such shares.

ALTERATIONS OF THE AUTHORIZED CAPITAL

33.	Subject to the other provisions of these Articles, the General Meeting may from time to time resolve to:

33.1	Alter or add classes of shares that shall constitute the Company's Authorized Capital, including shares with preference rights, deferred rights, conversion rights or any other special rights or limitations.

33.2	Increase the Company's authorized share capital by the creation of new shares whether all the shares for the time being authorized shall have been issued or all the shares for the time being issued shall have been fully called up or not.

33.3	Consolidate and divide all or any of its share capital into shares of larger or smaller amounts than the existing shares.

33.4	Cancel any shares not taken or agreed to be taken by any Person.

34.	The Company shall be entitled to issue redeemable securities which will be, or at the option of the Company may be, redeemed on such terms and in such manner as shall be determined by the Company. Redeemable securities shall not constitute part of the Company's equity, except as provided in section 312 of the Law.

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35.	Except as far as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital of a certain class shall be considered as part of the original share capital of the same class, and shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise.

MODIFICATION OF CLASS RIGHTS

36.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied by a resolution passed at a separate General Meeting of the holders of the shares of the said class. The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any class meeting.

GENERAL MEETINGS

37.	Annual General Meetings shall be held at least once in every calendar year, at such time not being more than fifteen (15) months after the holding of the last preceding Annual General Meeting, and at such place as may be determined by the Directors. Such General Meetings shall be called "Annual Meetings" and all other meetings of the Shareholders shall be called "Special Meetings". The Annual Meeting shall receive and consider the Directors' Report, the Financial Reports, shall appoint Directors and the Auditor and shall transact any other business which under these Articles or by the Law are to be transacted at an Annual Meeting of the Company.

In accordance with Section 61 to the Law and without derogating from any right granted herein, the Board may resolve that an Annual Meeting shall not be convened, unless to the extent that an appointment of the Auditor is required. In the event that the Annual Meeting is not held as aforementioned, the Board shall send each of the Shareholders in the Register the Company’s Financial Statements by not later than the date on which the Annual Meeting was to take place.

38.	The Directors may decide to convene a Special Meeting whenever they think fit, and they shall be required to convene a Special Meeting should they receive a request, in writing, from a person or persons entitled, under the Law, to request such meeting, provided however, that in every calendar year there shall be no more than two (2) Special Meetings convened by any one Shareholder.

Any request for convening a Special Meeting must specify the purposes for which the meeting is to be called, shall be signed by the persons requesting the meeting, and shall be delivered to the Office. In addition, subject to the Law, the Board may accept a request of a shareholder to include a subject in the agenda of a general meeting, only if the request also sets forth: (a) the name and address of the Shareholder making the request; (b) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the Shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Statutes to be provided to the Company in connection with such subject, if any, has been provided. In addition, if such subject includes a nomination to the Board in accordance with the Articles, the request shall also set forth the consent of each nominee to serve as a Director of the Company if so elected and a declaration signed by each nominee declaring that there is no limitation under the Law for the appointment of such nominee. Furthermore, the Board may, in its discretion and to the extent it deems necessary, direct that the Shareholders making the request provide additional information necessary so as to include a subject in the agenda of a General Meeting, as the Board may reasonably require.

39.	The Board shall decide upon the agenda for the General Meeting and shall include in the meeting the issues listed in the requisition as per Article 38 above.

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40.	At least 7 days and no more than 60 days prior notice of any General Meeting (Annual and Special) shall be given to the Shareholders, unless either generally or in any particular case all of the Shareholders, by written notice to the Company, waive the necessity of such notice or agree to a shorter notice. A waiver may be given retrospectively even after the date of the meeting. A list of the matters to be dealt with at a General Meeting shall be given together with the notice convening the meeting.

41.	The Company is obligated to give notice of each General Meeting, whether Annual or Special, to: (i) any Shareholder entitled to receive notice in accordance with these Articles; and (ii) any person who is the legal representative in connection with the death, liquidation, bankruptcy, dissolution, winding-up of a Shareholder, provided the original Shareholder had such right and provided that the successor has submitted to the Company proof of his status.

The accidental omission to give notice of any meeting to or the non-receipt of any such notice by any of the Shareholders shall not invalidate any resolution passed at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS

42.	Notwithstanding anything in these Articles to the contrary, no business shall be transacted at any General Meeting unless a quorum of Shareholders is present at the opening of the Meeting.

Save as provided in the following Article with regard to an adjourned Meeting, the quorum for any General Meeting shall be at least two Shareholders holding together more than 50% of the voting power in the Company.

43.	If within half an hour from the time appointed for the holding of a General Meeting a quorum is not present, the Meeting shall stand adjourned to the same day one week later at the same time and place or to such other day, time and place as the Board may appoint by notice to the Shareholders. At such adjourned Meeting the necessary quorum for the business for which the original Meeting was called shall be any number of shareholders.

The aforesaid notwithstanding, if a General Meeting is called in order to deal solely with issues presented by a Shareholder(s) as provided in Article 38 above, and a quorum is not present, such General Meeting shall be canceled.

44.	The Chairman (if any) of the Board shall preside as the chairman at every General Meeting, but if there shall be no such Chairman or if at any meeting he shall not be present within fifteen minutes after the time appointed for holding the same, or shall be unwilling to act as Chairman, the Shareholders present shall choose another Director, or if no Director be present or if all the Directors present decline to take the chair, they shall choose a Shareholder present to be Chairman of the meeting.

45.	The Chairman may, with the consent of a General Meeting at which a quorum is present, and shall if so directed by the General Meeting, adjourn any meeting from time to time and from place to place as the meeting shall determine. Whenever a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Save as aforesaid, no Shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

46.	A vote in respect of the election of the Chairman of the Meeting or regarding a resolution to adjourn the meeting shall be carried out immediately. All other matters shall be voted upon during the meeting at such time as directed by the Chairman.

VOTE OF SHAREHOLDERS

47.	All resolutions proposed at any General Meeting will require a simple majority of the participating votes (excluding abstentions), unless otherwise required by the Statutes or in these Articles.

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Subject to the modification of class rights as provided in Article 36 above, no separate Class Meeting shall be required for an amendment of these Articles in the event the Company's outstanding shares are divided into more than one class.

An amendment to these Articles requiring a Shareholder to purchase additional shares, or increasing his liability, shall not be binding upon a Shareholder without his consent.

48.	At all General Meetings a resolution put to the vote of the meeting shall be decided upon by an open vote. A declaration by the Chairman of the meeting that a resolution has been carried, or has been carried unanimously or by a particular majority, or rejected, or not carried by a particular majority, shall be conclusive, and an entry to that effect in the minutes of the meeting shall be conclusive evidence thereof (without need to prove the number or proportion of the votes in favor of or against such resolution).

49.	If two or more persons are jointly entitled to a share, the vote of the senior one who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share, and for this purpose seniority shall be determined by the order in which the names stand in the Register.

50.	Votes may be given either personally or by proxy. A proxy need not be a Shareholder of the Company.

51.	Any instrument appointing a proxy (whether for a specified meeting or otherwise) shall be in the form as the Directors will from time to time approve.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney in fact duly authorized in writing, or if such appointor is a corporation, under the hand of a duly authorized officer of the corporation.

The appointment must be submitted to the Chairman of the General Meeting no later than at the opening of the first General Meeting to be attended by such proxy. Such appointment may be by a facsimile transmission.

52.	A proxy may be appointed in respect of only some of the shares held by a Shareholder, and a Shareholder may appoint more than one proxy, each empowered to vote by virtue of some of the shares.

53.	A Shareholder being of unsound mind or pronounced to be unfit to vote by a competent court of law may vote through a legally appointed guardian or any other representative appointed by a court of law to vote on behalf of said Shareholder.

54.	No person shall be entitled to vote at any General Meeting or be taken into account in a quorum with regard to any shares whilst any call shall be due and payable to the Company in respect of those shares of such Shareholder, unless otherwise resolved by the Board.

55.	A Shareholder entitled to vote may signify his approval of or dissent from any resolution passed or intended to be proposed at a General Meeting or any amendment in any such resolution by a written communication (including fax or electronic form) to the Company, and such Shareholder shall be taken into account in determining the quorum as if such Shareholder was present at the meeting and his vote counted pursuant to the vote indicated.

Furthermore, a Resolution in writing signed by all the Shareholders entitled to vote in a General Meeting shall be as valid and effectual as if it had been passed at a General Meeting duly convened and held. Any such Resolution may consist of several documents in like form, each signed by one or more Shareholders (including fax or electronic form).

56.	The Chairman shall be responsible for recording the minutes of the General Meeting and any resolution adopted. The Company shall keep the Minutes at the Office for a period of 7 years after the date of the meeting. The Minutes shall be available for review by the Shareholders, and any Shareholder may request a copy.

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DIRECTORS

57.	The Board shall have and execute all powers, authorities and responsibilities not specifically allocated to the CEO or the General Meeting by the Statutes or in these Articles.
The Board shall consist of up to ten (10) Directors.

The Directors shall be appointed by a majority vote of the Shareholders in a general meeting of all the shareholders on an as converted basis.

A Director need not hold any qualification shares nor be a Shareholder.

58.	Subject to the foregoing, if a seat be vacated on the Board, the remaining Directors may at any time act, notwithstanding any such vacancy, provided a legal quorum exists.

59.	Subject to the Law, a Director shall be entitled at any time and from time to time to appoint in writing any person who is qualified to serve as a Director, to act as his/her alternate and to terminate the appointment of such person. The appointment of an alternate Director does not negate the responsibility of the appointing Director and such responsibility shall continue to apply to such appointing Director - taking into account the circumstances of the appointment.

Alternate Directors shall be entitled, while holding office, to receive notices of meetings of the Board and to attend and vote as a Director at any meeting at which the appointing Director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing Director.

The document appointing an alternate Director must be submitted to the Chairman no later than at the opening of the first Board meeting to be attended by such alternate Director.

60.	The Directors shall be entitled to remuneration by virtue of their office, if and to the extent so resolved by a General Meeting.

61.	No person shall be appointed to the office of a Director if such person:

61.1	Has been convicted of a crime as provided in section 226 to the Law, during the last five years prior to his appointment; or

61.2	Becomes bankrupt or unduly suspends payment to his creditors; or

61.3	Be found lunatic or becomes of unsound mind - as determined by a competent court of law; or

61.4	If an incorporated entity is a Director and has filed for liquidation or a liquidation writ or order has been granted against it.

62.	The office of a Director shall be vacated if one or more of the events mentioned in Article 61 has occurred, or:

62.1	If the Director resigns his office by notice in writing given to the Company; or

62.2	If the Director is removed, replaced, substituted or his appointment terminated by the General Meeting who nominated the Director; or

63.	A Director may hold any other office or deal in any other business outside the Company, and a Director may do business with the Company, subject to his duty to disclose his interest in the transaction and any other duty imposed by the Statutes or any other relevant law.

PROCEEDINGS OF THE DIRECTORS

64.	The Directors shall meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit - subject to these Articles. The Board shall meet no less than once every calendar quarter.

65.	The Chairman may, and on the request of any Director shall, at any time summon a meeting of the Board. Written notice of any meeting of the Board and the agenda setting out the matters to be discussed at such meeting, shall be given to all Directors at least three (3) days (or such shorter notice as all the Directors may agree) before the meeting. The Directors may waive the necessity of such notice either beforehand or retrospectively. In the event a meeting of the Board is not convened within 14 days of request, any Director may convene the meeting.

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66.	Notwithstanding anything in these Articles to the contrary, no business shall be transacted at any meeting of the Board unless a quorum of Directors is present at the opening of the meeting. Save as provided in this Article with regard to an adjourned meeting, a quorum shall be formed with the presence, personally or by proxy, of at least a majority of the Directors actually nominated at that time, provided always that the matters to be discussed at any such meeting shall only be those matters that were set out in the agenda previously circulated.

If within half an hour from the time appointed for the holding of a Board meeting a quorum is not present, the Board meeting shall stand adjourned to the same time and place on the next business day or to such other day, time and place as the Chairman may appoint by notice to the Directors, and at such adjourned Board meeting the necessary quorum for the business for which the original Board Meeting was called shall be at least two (2) Directors present.

67.	The Board shall elect the Chairman of the Board from time to time and shall decide upon the period in which the Chairman shall preside.

The Chairman shall preside at meetings of the Directors, but if at any meeting the Chairman is not present within (15) minutes after the time appointed for holding the meeting, the Directors shall choose a present Director to be Chairman of such meeting.

68.	The Chairman or any other chairman of the Meeting will not have a second and/or a casting vote.

69.	Some or all of the Directors may attend meetings of the Board through computer network, telephone or any other media of communication, enabling the Directors to communicate with each other, in the deemed presence of all of them, provided that due prior notice detailing the time and manner of holding a given meeting is served (orally or otherwise) upon all the Directors. Any resolution adopted by the Directors in such a meeting will be recorded in writing and signed by the Chairman of the Board or the Chairman of the meeting, and shall be valid as if adopted at a meeting of the Board duly convened and held.

70.	A resolution in writing signed by all the Directors, or to which all the Directors have agreed in writing or by fax or electronic mail, shall be as valid and effective for all purposes as if passed at a meeting of the Board duly convened and held.

Any such Resolution may consist of several documents in like form, each signed by one or more Directors. Such resolution in writing (including fax and e-mail) shall be effective as of the last date of the resolution, or if the resolution is signed in two or more counterparts, as of the last date appearing on the counterparts.

71.	While exercising his voting right, each Director shall have one vote. Resolutions of the Board will be decided by a simple majority of the voting Directors, except as otherwise provided in these Articles or by the Statutes. In the event of a dead lock, or in the event that the required majority vote is not reached with respect to any resolution tabled at a meeting of the Board, the resolutions shall be deemed rejected.

A Director, as such, shall not be party to a voting agreement.

COMMITTEES

72.	The Directors may delegate their powers (not including their powers as listed in section 112(a) of the Law) to committees consisting of such Director or Directors of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

Meetings of committees and proceedings thereat (including the convening of the meetings, the election of the chairman and the votes) shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto.

MINUTES

73.	The resolutions of the Board and committees shall be recorded in the minutes book of the Company. A declaration by the Chairman that a resolution has been carried, or has been carried unanimously or by a particular majority, or rejected, or not carried by a particular majority, shall be conclusive, and an entry to that effect in the minutes of the meeting shall be conclusive evidence thereof (without need to prove the number or proportion of the votes in favor of or against such resolution).

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74.	Every Director shall have the right to inspect the Company's books and receive copies thereof and review the Company's assets, solely for the purpose of executing his duties as a Director in the Company. The Board may restrict or prevent a Director from reviewing certain documents or assets if the Board is of the opinion that the Director is not acting in good faith or that the review may be contrary to the Company's interests.

CEO & SECRETARY

75.	The Board may appoint any person to be Chief Executive Officer (may such Person’s title be the Chief Executive Officer, President, General Manager or such other title as the Directors will determine - in these Articles referred to as “CEO”). The Board, subject to the rights of certain shareholders according to agreements between them and the Company, for such period and upon such terms as they think fit, and may vest in such person such powers as provided by the Law and such powers may be made exercisable for such period or periods and upon such conditions and subject to such restrictions and generally upon such terms as to remuneration and otherwise as they may determine. The remuneration of the person/s mentioned above may be by way of salary or commission or participation in profits, or by any or all of these modes.

76.	The CEO, if appointed, shall have all managing and execution powers not given to the Board or the General Meeting, and shall be under the supervision of the Board.

77.	The CEO may delegate any of his powers to his subordinates, subject to the approval of the Board.

78.	The CEO shall report to the Chairman of the Board any material issues which are outside the normal course of business, and shall submit to the Board periodical reports as may be required by the Board.

79.	The Directors may appoint a Secretary of the Company on any terms they think proper, and they may from time to time appoint a temporary substitute for the Secretary - who shall be deemed to be Secretary during the term of his appointment.

INSURANCE, INDEMNITY AND EXCULPATION

80.	The Company may insure the liability of an Office Holder, subject to the following provisions and the restrictions as set out in the Law.

The Company may enter into a contract to insure an Office Holder for liabilities imposed on him/her in consequence of an act performed in his/her capacity as an Office Holder, in any of the following cases:

80.1	a breach of the duty of care to the Company or to another person;

80.2	a breach of the duty of loyalty to the Company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

80.3	a monetary obligation imposed on him in favor of another person.

80.4	any other act which is insurable under the Law.

81.	The Company may indemnify an Office Holder, subject to the following provisions:

81.1	The Company may undertake to indemnify an Office Holder for future obligation or expense imposed on him/her in consequence of an act done in his/her capacity as an Office Holder, as specified below:

(a)	a monetary obligation imposed on him/her in favor of another person pursuant to a judgment, including a judgment given in settlement or a court approved settlement or arbitrator's award;

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(b)	reasonable legal fees, incurred by an Office Holder or which he is ordered to pay by a court, in proceedings filed against him by the Company or on its behalf or by another person, or in a criminal charge of which he is acquitted, or in a criminal charge of which he is convicted of an offence that does not require proof of criminal intent.

(c)	reasonable legal fees, including attorneys fees, incurred by an Office Holder in an investigatory proceeding or other proceeding filed by a governmental authority, which has terminated without the filing of criminal charges and without imposing a fine, or with imposing a fine in lieu of a criminal charge which does not require proof of criminal intent.

The termination of a proceedings without the filing of criminal charge in a matter in which a criminal investigations was initiated – means the closing of such file in accordance with Section 62 to the Criminal Procedure Act [Combined Version], 1982 (in this article the “Criminal Procedure Act”), or the stay of proceedings by the attorney general in accordance to section 231 of the Criminal Procedure Act.

The term “imposing a fine in lieu of a criminal charge” means that a fine is imposed in accordance with applicable law in lieu of a criminal procedure, including administrative fines according to the Administrative Offense Law, 1985, and including fines on such offenses as are recognized to be fine offenses in accordance with the Criminal Procedure Act.

(d)	Any other obligation or expense, which is allowable according to the Law.”

81.2	The Company may undertake in advance to indemnify an Office Holder for:

(a)	Obligations and expenses as set out in Article 81.1(a) above, provided that such undertaking is limited to events which in the Boards' opinion are foreseeable at the time of providing the indemnity undertaking in view of the Company’s activities at that time, and in such amount and/or criteria as the Board deems foreseeable in view of the Company’s activities at that time; and the undertaking instrument must specify such events, sums and criteria.

(b)	Obligations and expenses as set out in sub-Articles 81.1(b), 81.1(c) and 81.1(d).

81.3	Without prejudice to the aforesaid provisions, the Company may retroactively indemnify an Office Holder, for events specified in sub-Article 81.1 above, beyond the limits set forth in sub-Article 81.2 above.

82.	The Company may waive in advance any claim against an Office Holder for all or any of his/her liability for damage in consequence of a breach of his duty of care to the Company. Such waiver in advance shall not apply to breach of duty of care in a Distribution.

83.	The provisions of Articles 80, 81 and 82 shall not apply in the following cases: (a) a breach of the duty of loyalty to the Company, unless the Office Holder acted in good faith and had reasonable foundation for presuming that the act would not harm the Company; (b) a breach of a duty of care committed intentionally or recklessly; (c) an act done with intent to make unlawful personal profit; or (d) a fine or forfeit imposed upon the Office Holder, except for a conviction in a felony which does not require criminal intent.

84.	The above provisions with regard to insurance, exculpation and indemnification shall not limit the Company with regard to its entering into an insurance contract and/or with regard to indemnity and/or with regard to exculpation provided to:

84.1	a person who is not an Office Holder, including employees, contractors or consultants who are not Office Holders;

84.2	Office Holders, to the extent that the insurance, waiver or indemnification are not expressly prohibited by the Law.

VALIDITY OF ACTS

85.	All acts bona fide done by any meeting of the Board or of a committee of the Board, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be Director.

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BUSINESS AND BORROWING POWERS

86.	The Company may engage in any type of business which is allowed under the Statutes, at any time and during any period that is deemed beneficial to the Company, and it may cease engagement in any such business; all subject to the resolutions of the Board and to these Articles.

87.	The Company may, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as the Board deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued and/or its uncalled capital for the time being.

FINANCIAL REPORTS, AUDITOR

88.	The Company shall keep accounts and shall cause financial reports to be prepared in accordance with the guidelines set out in the Law and any other relevant Statute.

89.	Subject to the Statutes, the Annual Meeting shall appoint an Auditor for a period ending at the next Annual Meeting, or for a longer period - but no longer than until the third Annual Meeting after the meeting at which the Auditor has been appointed. The same Auditor may be re-appointed.

Subject to the Statutes, the fees of the Auditor for the audit services shall be determined by the Board or a committee of the Board if such determination was delegated to a committee. The Board shall report the fees of the Auditor to the Annual Meeting.

SIGNATORIES

90.	The signature of any person or persons appointed from time to time by the Board, generally or for any particular occasion, together with the rubber stamp or printed or typed name of the Company, shall be binding upon the Company.

DISTRIBUTIONS

91.	The Board may decide upon a Distribution (as such term is defined in the Law), subject to the provisions set forth in the Law and these Articles.

92.	Whenever the Board decides upon distribution of dividends (cash, shares or in kind), the dividends shall be paid in the same manner to all the outstanding shares having rights to receive dividends on the date of the resolution (or a later date as determined by the Board), subject to preferred rights (if any) of any class of shares in respect of the distribution.

93.	Notice of the declaration of any Distribution, shall be given to all registered holders of shares eligible to such Distribution, as determined by the Board.

94.	The Board will determine the method of payment of any Distribution.

The cashing of a check or the wiring of the sum to such person whose name appears on the record date on the Register as the owner of any share, or in the case of joint holders, of any one of such joint holders, shall serve as confirmation of receipt with respect to all the payments made in connection with that share.

All dividends unclaimed after having been declared may be invested or otherwise used by the Directors for the benefit of the Company until claimed. Unpaid dividends shall not bear interest nor accrue linkage differentials.

95.	If a Distribution requires a written instrument between the Company and the Shareholders according to the Law, the Board may appoint one representative on behalf of all the Shareholders entitled to receive such Distribution and such appointment shall be deemed due appointment by all participating Shareholders.

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96.	For the purpose of implementing any resolution concerning any Distribution, the Board may settle, as it deems fit, any difficulty that may arise with respect to the Distribution, including the value for the purpose of the said Distribution of certain assets, and may decide that payments in cash shall be made to the Shareholders based on the value so determined, and the Board may determine provisions with respect to fractions of shares or with respect to the non-payment of small sums.

97.	If two or more Persons are registered as joint holders of any shares, any one of such Persons may give effectual receipts for any dividend or other moneys in respect of such share.

MERGERS

98.	The Company may, by a simple majority resolution of the General Meeting but subject to the other provisions of these Articles, decide to merge with another company - in accordance with the provisions set out in the Law and in these Articles.

WINDING - UP

99.	Should any Shareholder request the winding up of the Company, such Shareholder shall offer his shares in the Company to the Company and the other Shareholders, and if the Company or the other Shareholders or some of them agree to purchase such shares at a price agreed between them (which shall not be more than the aggregate investment amount invested by the selling shareholder), then the shares will be sold to the Company or to such Shareholders, and the request for winding up will be canceled.

100.	If the Company shall be wound up, whether voluntarily or otherwise, the liquidators may, with the sanction of a resolution as provided in the Statutes and subject to the terms of these Articles, divide among the Shareholders in specie any part of the assets of the Company, and may with the like sanction vest any part of the assets of the Company in trustees upon such trusts for benefit of the Shareholders as the liquidators with the like sanction shall think fit.

101.	On any sale of the assets of the Company, subject to the special rights of any class of shares, the Directors or the liquidators on a winding-up may, if authorized by a resolution as provided in the Ordinance, and subject to the other provisions of these Articles, accept fully paid up shares, debentures or securities of any other company, whether Israeli or foreign, either then existing or to be formed for the purchase in whole or in part of the property of the Company; and the Directors (if the profits of the Company permit), or the liquidators (on a winding-up), may distribute such shares or securities or any other property of the Company amongst the Shareholders without realization, and any such resolution may provide for the distribution or appropriation of the cash, shares or other securities, benefits or property, otherwise than in accordance with the strict legal rights of the Shareholders, and for the valuation of any such securities or property at such price and in such manner as the Meeting may approve, and all holders of shares shall be bound to accept and shall be bound by any valuation or distribution so authorized.

REGISTERS AND DOCUMENTS

102.	The Company shall keep at the Office:

102.1	These Articles as amended from time to time.

102.2	Minutes of the meetings of the General Meeting.

102.3	Minutes of the meetings of the Board and Board Committees.

102.4	Copies of all notices sent by the Company to the Shareholders.

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102.5	The Company's Financial Reports.

102.6	The Shareholders Register

102.7	The list of Directors.

103.	The Company may keep the above-mentioned documents solely in the form of electronic data, provided that a person entitled to review said documents shall be able to receive hard copies.

104.	Subject to and in accordance with the provisions of the Statutes, the Company shall be at liberty to cause to be kept in any country to which the said provisions may be extended a branch Register or Register of Shareholders resident in any such country as aforesaid, and to exercise all the other powers mentioned in the Statutes relating to such branch registers.

DONATIONS

105.	The Company may make donations of reasonable amounts of money for purposes which the Board deems to be worthy causes, even if the donations are not made in relation to business considerations for increasing the Company's profits.

NOTICES

106.	Subject to the Statutes, notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or the Statutes shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by fax or by electronic means such as e-mail.

Any notice or other document which is sent to the Shareholders or the Directors, shall be deemed to have reached its destination: on the 7th day after the day of mailing if sent by registered mail or regular mail, or on the first day after transmission if delivered in person, transmitted by fax or electronic means (e-mail etc.).

Should it be required to prove delivery, it shall be sufficient to prove that the notice or document was sent to the correct address - as registered in the Register, or as provided by the Shareholder or Director, or as otherwise reasonably determined by the Company.

Subject to the Statutes, the Company shall not be required to send notices to any Shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient mailing details.

107.	In cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice is sent shall be excluded and the scheduled day of the meeting or the last date of the period shall be included in the count.

108.	Any notice to be given to the Shareholders shall be given, with respect to joint shareholders, to the person whose name appears first in the Register as the holder of the said share, and any notice so given shall be sufficient notice for all holders of the said share.

109.	Any notice or other document served upon or sent to any Shareholder in accordance with these Articles shall, notwithstanding that he be then deceased or bankrupt, and whether the Company received notice of his death or bankruptcy or not, be deemed to be duly served or sent in respect of any shares held by him (either alone or jointly with others) until some other person is registered in his stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service or sending on or to his heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

110.	The accidental omission to give notice to any Shareholder or the non-receipt of any such notice, shall not cancel or annul any action made in reliance on the notice.

111.	The provisions of Articles 106 thorough to Article 109 shall apply in the same manner, subject to required adjustments, on any notice or other document that is sent by a Director or Shareholder to the Company, or to another Director or any other Shareholder.

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Amendment to the Current Articles of Association

1.	Article 4 will be replaced in its entirety with the following new Article 4:

4.	The authorized share capital of the Company is NIS 1,000,000, divided into 100,000,000 Ordinary Shares, each with a par value of NIS 0.01.

All issued shares of the Company of the same class shall rank equal among them as concerning the rights attached to the shares irrespective of the price per share paid for such shares.

The liability of each Shareholder for the Company's debts is limited to the full payment of the original issue price of the shares allotted to such Shareholder. Once such price is paid, there is no further liability of the holder and his transferees.

2.	A new Article 9A will be added as follows:

9A.	Preemption Rights. Section 290(a) to the Companies Law shall not apply to any past and future issuances of shares and/or other securities of the Company made or to be made by the Company, including without limitation, with respect to any and all options to purchase shares previously granted by the Company pursuant to the Company's 2008 Israeli Option Plan, 2008 ROW Option Plan and 2018 Incentive Plan, and any shares issued pursuant to the exercise thereof.

3.	Articles 80 – 84 will be replaced in its entirety with the following new Articles 80 - 84:

Exemption, Indemnity and Insurance

80.	Insurance

Subject to the provisions of the Companies Law, and to the extent applicable, the Israeli Securities Law, 5728-1968 (the "Securities Law") and the Israeli Economic Competition Law, 5748-1988 (the "IEC Law"), with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

80.1	a breach of duty of care to the Company or to any other person, to the extent such a breach arises out of the negligent conduct of the Office Holder;

80.2	a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act would not harm the Company;

80.3	a financial liability imposed on such Office Holder in favor of a third party;

80.4	expenses incurred by the Office Holder with respect to proceedings held pursuant to certain provisions of the IEC Law;

80.5	a monetary liability imposed on the Office Holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

80.6	expenses incurred by an Office Holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

81.	Indemnity

81.1	Subject to the provisions of the Companies Law, and to the extent applicable, the Securities Law and the IEC Law, the Company may retroactively indemnify an Office Holder of the Company with respect to the following liabilities, payments and expenses, provided that such liabilities, payments or expenses were imposed on such Office Holder or incurred by such Office Holder for acts performed or omissions committed by him or her as an Office Holder:

81.1.1	a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court in respect of an act performed by the Office Holder;

81.1.2	reasonable litigation expenses, including attorneys’ fees, expended by the Office Holder (A) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent; and (B) in connection with a monetary sanction;

81.1.3	reasonable litigation costs, including attorney’s fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent;

81.1.4	a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an Administrative Procedure under the Securities Law, instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law; and

81.1.5	any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the IEC Law).

81.2	Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

81.2.1	Sub-Article 81.1.2 to 81.1.5; and;

81.2.2	Sub-Article 81.1.1, provided that:

81.2.2.1	the undertaking to indemnify is limited to such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

81.2.2.2	the undertaking to indemnify shall set forth such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

82.	Exemption

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law exempt and release, in advance, any Office Holder from any liability to the Company for damages arising out of a breach of a duty of care towards the Company.

83.	General

83.1	Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 80 to 82 and any amendments to Articles 80 to 82 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

83.2	The provisions of Articles 80 to 82 : (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the IEC Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

84.	[Intentionally left blank].

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Amendment No. 2 to the Current Articles of Association

1.	Article 28.9 will be replaced in its entirety with the following new Article 28.9:

28.9       Limitations to Rights of Refusal. The right of first refusal as set forth in Article 28 above shall not apply in the following transfers, and such transfers shall not require approval of the Board or the shareholders: (i) any of the Shareholders may sell, transfer or otherwise assign, with or without consideration, Equity Securities to any: (a) spouse or member of the transferring Shareholder’s immediate family; or (b) between a trustee and beneficiary and vice-a-versa; or (c) in the case of any Shareholder which is a limited or general partnership, to any of its partners or affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner; (ii) any of the Shareholders may sell, transfer or otherwise assign, with or without consideration, Equity Securities to any entity controlling, controlled by or under common control with such Shareholder and the term control shall have the same meaning as set out in the securities law; and (iii) Mr. Moshe Mizrahy may sell, transfer or otherwise assign, with or without consideration, Equity Securities to Mr. Gabriel Lavi, Mr. Ben Zion Levi and Mr. Eli Raveh; (each a "Permitted Transferee"), provided that, such Permitted Transferee has agreed in writing to assume the obligations of the transferor under all agreements involving the Company and these Articles including undertakings towards the Office of the Chief Scientist if the transferee is a foreign citizen or entity, restrictions on transferability and more. Additionally, the Right of First Refusal shall not apply in an event of Bring Along as set forth in Article 26 above.

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